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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                               Commission File Number __________


(Check One):
[ ] Form 10-K  [ ]  Form 20-F   [X] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR
[ ] Form N-CSR


For Period Ended:                  December 31, 2005
                 ---------------------------------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR


For the Transition Period Ended:
                                ------------------------------------------------


         Read attached instruction sheet before preparing form. Please print or type.


         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


         If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:
                                                        ------------------------

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                                     PART I
                             REGISTRANT INFORMATION


IMAX CORPORATION
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Full Name of Registrant:

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                           Former Name if Applicable:

2525 SPEAKMAN DRIVE
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Address of Principal Executive Office (Street and Number):

MISSISSAUGA, ONTARIO L5K 1B1
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City, State and Zip Code:


                                     PART II
                             RULE 12B-25 (b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    1. The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    2. The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    3. The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Annual Report on Form 11-K for the fiscal year ended December 31, 2005 ("2005 Form 11-K") of the IMAX Corporation 401(k) Retirement Plan (the "Plan") cannot be filed within the prescribed time period because additional time is necessary to prepare the Plan's financial statements. Consequently, the Plan's 2005 Form 11-K cannot be filed by its due date of June 29, 2006; however, the Plan expects to file its 2005 Form 11-K no later than July 14, 2006.


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                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         G. Mary Ruby                             (905) 403-6404
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         (Name)                                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X] Yes  [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


         [ ]Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                IMAX CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                          IMAX CORPORATION 401(k) RETIREMENT PLAN

Date:  June 29, 2006      By: /s/ Mary C. Sullivan
                          ---------------------------
                          Name:    Mary C. Sullivan
                          Title:   Senior Vice President, Human Resources &
                                   Administration


Date:  June 29, 2006      By: /s/ G. Mary Ruby
                          --------------------------
                          Name:    G. Mary Ruby
                          Title:   Senior Vice President Legal Affairs,
                                   Corporate Secretary, Deputy General Counsel &
                                   Chief Compliance Officer


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